Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Clayton Williams Energy, Inc.:

We consent to the incorporation by reference in registration statements on Form S-8 (Nos. 33-68320, 33-68316, 33-69688, and 33-92834 ) and on Form S-3 (No. 333-116825) of Clayton Williams Energy, Inc. and subsidiaries of our report dated February 28, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the presentation of condensed consolidating financial information of guarantor subsidiaries discussed in Note 18, as to which the date is December 13, 2011, with respect to the consolidated balance sheets of Clayton Williams Energy, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2010, appearing in this Current Report on Form 8-K of Clayton Williams Energy, Inc. and subsidiaries, dated December 13, 2011.

/s/ KPMG LLP

Dallas, Texas
December 13, 2011